Exhibit 10.39

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated this 27th Day of January 2020

BETWEEN:

ClearIt LLC of 11 Togan Way, Marblehead, MA 01945
(the “Lender”)

OF THE FIRST PART

AND

BriaCell Therapeutics Corporation of Suite 300 Bellevue Centre, 235 – 15th St., West Vancouver, BC V7T 2X1 Canada
(the “Borrower”)

OF THE SECOND PART

IN CONSIDERATION OF the Lender loaning certain monies (the “Loan”) to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

Loan Amount and Interest

The Lender promises to loan $50,000.00 USD to the Borrower and the Borrower promises to repay this principal amount to the Lender, with interest payable on the unpaid principal at the rate of 2.50 percent per annum, calculated yearly not in advance, beginning on January 27, 2020.

Payment

This loan will be repaid in full on March 2, 2020. The Borrower may repay this Loan in full or in part any time before March 2, 2020 without penalty.

Default

Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing and interest due under this Agreement at that time to be immediately due and payable.

Further, if the Lender declares the principal amount owing under this Agreement to be immediately due and payable, and the Borrower fails to provide full payment, interest at the rate of 15.00 percent per annum, calculated yearly not in advance, will be charged on the outstanding amount, commencing the day the principal amount is declared due and payable, until full payment is received by the Lender.

Governing Law

This Agreement will be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

Costs

All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing the Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

LOAN AGREEMENT

Binding Effect

This Agreement will pass to the benefit of and be binding upon the successors and permitted assigns of the Borrower and Lender. The Borrower waives presentment for payment, notice of non-payment, protest and notice of protest.

Amendments

This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

Severability

The clauses and paragraphs contained in the Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of this Agreement will in no way be affected, impaired or invalidated as a result.

General Provisions

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement.

Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand on this 27th day of January 2020.

SIGNED AND DELIVERED	ClearIt LLC
this 27th Day of January 2020.
	Per:	/s/ Martin E. Schmieg

SIGNED AND DELIVERED	BriaCell Therapeutics Corporation
this 27th Day of January 2020.
	Per:	/s/ William V. Williams